As filed with the Securities and Exchange Commission on May 17, 2019

Registration No. 333-214014

Registration No. 333-217890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT No. 333-214014

REGISTRATION STATEMENT No. 333-217890

UNDER

THE SECURITIES ACT OF 1933

MEDEQUITIES REALTY TRUST, INC.

(Omega Healthcare Investors, Inc., as successor by merger to MedEquities Realty Trust, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	46-5477146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Omega Healthcare Investors, Inc. 303 International Circle, Suite 200 Hunt Valley, Maryland (Address of principal executive offices)	21030 (Zip Code)
MedEquities Realty Trust, Inc. Amended and Restated 2014 Equity Incentive Plan (Full title of the plan)

Robert O. Stephenson

Chief Financial Officer, Treasurer and Secretary

Omega Healthcare Investors, Inc.

303 International Circle, Suite 200

Hunt Valley, Maryland 21030

(Name and address of agent for service)

(410) 427-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☑

EXPLANATORY NOTE

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the following Registration Statements of MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), on Form S-8 (the “Registration Statements”):

•	Registration Statement No. 333-214014, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 6, 2016, which registered the offer and sale of 1,052,107 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), pursuant to the MedEquities Realty Trust, Inc. Amended and Restated 2014 Equity Incentive Plan.

•	Registration Statement No. 333-217890, originally filed with the SEC on May 11, 2017, which registered the offer and sale of 2,000,000 shares of Common Stock pursuant to the MedEquities Realty Trust, Inc. Amended and Restated 2014 Equity Incentive Plan.

On May 17, 2019, pursuant to the Agreement and Plan of Merger, dated as of January 2, 2019, as amended on March 26, 2019 (the “Merger Agreement”), by and among the Company, MedEquities OP GP, LLC, MedEquities Realty Operating Partnership, LP, Omega Healthcare Investors, Inc. (“Omega”) and OHI Healthcare Properties Limited Partnership, the Company was merged with and into Omega (such merger transaction, the “Merger”) at the effective time of the Merger, with Omega continuing as the surviving company in the Merger.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and the Company hereby removes from registration all securities registered pursuant to the Registration Statements that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on May 17, 2019.

OMEGA HEALTHCARE INVESTORS, INC. (as successor by merger to MedEquities Realty Trust, Inc.)

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer, Treasurer and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.